Exhibit 10.9

December 19, 2006

Tom Lowery, Jr.

2616 Telegraph Avenue, #305
Berkeley, CA 94704

Dear Tom,

On behalf of T2 Biosystems, I am pleased to offer you the position of Scientist 1 reporting to me initially. Your compensation will include an annual base salary of $87,000 USD. You will also receive a sign-on bonus of $5,000 USD and reimbursement of relocation expenses of up to $2,500.

Following your date of hire you will be recommended to the Board of Directors for a grant of ten thousand (10,000) stock options. Subject to your continued employment, twenty-five percent (25%) of the options will vest on the first anniversary of your start date with T2 Biosystems, 25% of the remaining options will vest each year thereafter.

We are required by the U.S. Immigration and Naturalization Service to verify that all T2 Biosystems employees are eligible to work in the U.S. To fulfill this requirement, you will be asked to complete and sign an I-9 form. Please be prepared to present one or more forms of identification as specified on the I-9 form (e.g., passport or driver’s license and social security card) on your first day of employment.

Your employment relationship with T2 Biosystems is on an “at will” basis; that is either you or T2 Biosystems may terminate it at any time, with or without cause.

As a condition of your employment with T2 Biosystems, you will be required to sign a Non-Disclosure, Non-Competition, Non-Solicitation and Assignment of Inventions Agreement, providing for non-solicitation of employees and customers, assignments of inventions and proprietary rights and confidentiality. A copy of this document will be provided to you.

This offer will expire on Friday, December 22, 2006. Please call me if you have any questions about this offer.

Tom, we are delighted to have extended you this offer and are excited about the potential for you to contribute to the T2 Biosystems team.

Sincerely,

/s/ Doug Levinson
Doug Levinson
Founding CEO
T2 Biosystems, Inc.

One Memorial Drive

Cambridge, MA 02142